CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 (333-115675) of Chiquita Brands International, Inc. of our report dated June 27, 2012 relating to the financial statements of the Chiquita Savings and Investment Plan as of and for the years ended December 31, 2011 and 2010, which appears in this Form 11-K.

Cincinnati, Ohio
June 27, 2012